Exhibit 23.2

Chang G. Park, CPA, Ph. D.

t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

_____________________________________________________________________________________

September 23, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 3 of our review report dated September 22, 2010, relating to the financial statements of Aurum Resources Corp. for three months ended July 31, 2010 and the period from May 22, 2009 (inception) through July 31, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board